UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2012

NEVADA GOLD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52636	20-3724068
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

800 E. Colorado Blvd., Suite 888

Pasadena, CA  91101

(Address of principal executive offices, including zip code)

(626) 683-7330

(Registrant’s telephone number, including area code)

Copy to:

Adam S. Gottbetter, Esq.

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY  10022

Phone:  (212) 400-6900

Facsimile:  (212) 400-6901

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

As previously reported, on March 30, 2012, Nevada Gold Holdings, Inc. (“Nevada Gold”) received a notice from the Committee on Foreign Investment in the United States (“CFIUS”) that an agency notice had been submitted to CFIUS on March 28, 2012 (the “Notice”) pursuant to Section 721 of the Defense Production Act of 1950, as amended, with regard to the acquisition in October 2010 by Far East Golden Resources Investment Limited, a Hong Kong incorporated entity (“FEGRI”), in a private placement offering of shares equal to approximately 88.4% (at the time) of the outstanding common stock of Nevada Gold (the “Transaction”); and on April 26, 2012, Nevada Gold received another notice from CFIUS that CFIUS was undertaking an investigation of that transaction.

On May 30, 2012, Nevada Gold received a notification from CFIUS (the “Notice”) proposing that Hybrid Kinetic Group Limited, a limited liability company incorporated in Bermuda (“Hybrid Kinetic”) (the ultimate controlling entity of FEGRI) and the U.S. Department of Defense (“DoD”) enter into a National Security Agreement as a measure to mitigate asserted risks to the national security of the United States determined to exist by CFIUS due to the fact that our Tempo property is in proximity to U.S. Naval Air Station Fallon, which agreement would have required, among other things, that Hybrid Kinetic and Nevada Gold take actions to sell, break or abandon all leases and claims at or near our Tempo mine site (the “Tempo Leases and Claims”) through the disavowal, transfer, or sale of all interests in the Tempo Leases and Claims.

On June 11, 2012, Hybrid Kinetic, FEGRI and Nevada Gold (collectively, the “Companies”) submitted to CFIUS a request to withdraw the Notice, in which Hybrid Kinetic and FEGRI agreed to undertake certain actions to divest their interests in Nevada Gold, in lieu of a disposition or abandonment by Nevada Gold of the Tempo Leases and Claims.  CFIUS, by letter dated June 11, 2012, granted the request for withdrawal, based upon the representations and commitments made by the Companies in the withdrawal request and subject to the terms and conditions imposed by CFIUS in an Order dated June 11, 2012.

Specifically, among other things, Hybrid Kinetic and its subsidiaries agreed, within 90 days from June 11, 2012, to divest all their interests in Nevada Gold. The Companies will notify the U.S. Department of Defense and the U.S. Department of the Treasury (the “USG Agencies”) of any proposed divestment no less than 10 calendar days in advance of effecting such divestment. The parties may proceed to complete the transfer after the 10 calendar day period expires if: (a) the USG Agencies do not object to the proposed transferee during the 10 calendar day advance notice period; (b) the proposed transferee is a U.S. citizen who is not a dual citizen or is an entity that is wholly owned by U.S. citizens who are not dual citizens; and (c) the proposed transferee has no prior direct or indirect contractual, financial, employment, familial, or other relationship with Hybrid Kinetic or persons that own or are employed by Hybrid Kinetic. In all other circumstances, Hybrid Kinetic will not complete the transfer until the USG Agencies inform Hybrid Kinetic in writing that the USG Agencies have no objection to the proposed transfer.  Further, no personnel, employee or agent of Hybrid Kinetic may access the property conveyed by the Tempo Leases and Claims or any other leases or claims in which Hybrid Kinetic has acquired any direct or indirect interest as a result of the Transaction or through Nevada Gold (collectively, the “Nevada Gold Leases and Claims”) without prior approval by the USG Agencies.  In addition, Hybrid Kinetic, including contractors and business representatives acting on its behalf, will not obtain, through any means, any ownership interest or control over Nevada Gold, including any representation on Nevada Gold’s Board of Directors, or any Nevada Gold Leases and Claims.  Until confirmation of the divestment, the USG Agencies will have access to the property conveyed by the Nevada Gold Leases and Claims.

The Order is enforceable, through injunctive or other judicial relief, and failure to comply with the Order may result in the imposition of civil or criminal penalties.

Hybrid Kinetic has informed us that it intends to comply with the terms of the Order in a timely fashion; however, there can be no assurance that it will do so in a manner acceptable to the USG Agencies or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 15, 2012

Nevada Gold Holdings, Inc.

By:         /s/ Jianguo Xu

Name:  Jianguo Xu

Title:  Chief Executive Officer

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